Exhibit 10.22

February 24, 2022

Susan Salyer

Dear Susan,

We are pleased to offer you the position of Senior Vice President, General Counsel with Veritiv Operating Company. This position is based in Sandy Springs, GA, and reports to the Chief Executive Officer. Your start date will be June 1, 2022.

This job sits on the Senior Leadership Team and constitutes a monthly salary of $35,833.33 (which equates to $430,000 per year). In accordance with Veritiv’s current payroll practices, your salary will be paid on the last working day of the month. This is a salaried exempt position, which means that you will not be eligible for overtime pay.

In addition to your salary, this position remains eligible to participate in Veritiv’s Annual Incentive Plan (AIP). The AIP is an incentive plan that provides you with an opportunity to share in the financial success of the Company through a bonus based on both the Company’s performance and your own individual performance. Subject to the terms of the AIP, your current annual target bonus amount is calculated as 65% percent of salary. Your annual target will be $279,500.

You also remain eligible to participate in the Veritiv Long-Term Incentive (LTI) Plan. The LTI is an equity incentive plan. Subject to the terms of the LTI, your current target grant value is $600,000. You will be eligible for the next annual grant in 2023. LTI awards are made in the form of restricted stock units (34% of grant value) and performance units (66% of grant value). Restricted stock units vest over four years, 25% on each anniversary of the grant date. Performance units have a three-year performance period and are paid out at the end of the performance period based on attainment of specified business goals. Additional information will be sent to you following the grant date.

Additionally, you will receive an LTI bridge award in the amount of 1,500 Restricted Stock Units on July 1 and will have a 3-year cliff vesting life cycle.

This off letter constitutes the entire agreement with respect to your offer of employment and shall supersede all previous negotiations, oral and communication and writings with respect to this offer of employment.

As a reminder, your non-compete continues to apply in this new assignment.

Please note that your employment with Veritiv is on an at-will basis. This means that both you and the Company may terminate the employment relationship at any time, for any reason, with or without cause or notice, and in accordance with applicable law. This also means that the terms and conditions of your employment, including but not limited to your position, job responsibilities, compensation, and benefits, may be altered by the Company at its sole discretion.

To accept this offer, please sign this letter and return it and the enclosed agreement to Dean Adelman, SVP, Chief HR Officer, at Dean.Adelman@veritivcorp.com or to me at Sal.Abbate@veritivcorp.com by March 3, 2022.

Please feel free to contact me with any questions.

Best regards,
Sal Abbate
Chief Executive Officer
1000 Abernathy Road NE, Suite 1700, Atlanta, GA 30328 | 770 391 8200 | veritivcorp.com
Offer Letter – Salaried Exempt

ACCEPTED & AGREED:

/s/ Susan Salyer                                February 25, 2022
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Susan Salyer                                    Date
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